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                                                                     Exhibit (d)






                                 [Letterhead of]

                             CRAVATH, SWAINE & MOORE










                                                               December 23, 1999





           Offer to Exchange Convertible Trust Preferred Securities of Chemed Capital Trust for up to 2,000,000 Shares of Capital
                           Stock of Chemed Corporation


Ladies and Gentlemen:

                  We have acted as special counsel for Chemed Corporation (the "Company") and Chemed Capital Trust (the "Trust") in connection with the offer by the Company and the Trust (the "Exchange Offer") to exchange the Trust's Convertible Trust Preferred Securities (the "Preferred Securities") for up to 2,000,000 outstanding shares (the "Shares") of Capital Stock, par value $1 per Share, of the Company. In connection therewith, we have prepared the discussion set forth under the caption "U.S. Federal Income Tax Considerations" (the "Discussion") in the Offering Circular (the "Offering Circular") that is part of the Issuer Tender Offer Statement on Schedule 13E-4 dated December 23, 1999 (the "Schedule 13E-4"), filed by the Company and the Trust with the Securities and Exchange Commission.

                  In rendering our opinion, we have examined the form of Amended and Restated Declaration of Trust of Chemed Capital Trust dated as of January , 2000 (the "Declaration") included as an Exhibit to the Schedule 13E-4, and have assumed that the Trustees will conduct the affairs of the Trust in accordance with the Declaration. We hereby confirm that, in our opinion, the Discussion accurately sets forth a summary of the material U.S. Federal income tax consequences of the exchange of Shares for Preferred Securities pursuant to the Exchange Offer, and of the ownership and disposition of the Preferred Securities.
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                  We hereby consent to the filing of this opinion as an exhibit to the Schedule 13E-4 and to the use of our name under the caption in the Offering Circular. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

                                                     Very truly yours,

                                                     /s/ Cravath, Swaine & Moore
                                                     Cravath, Swaine & Moore



Chemed Corporation
Chemed Capital Trust
   2600 Chemed Center
      255 East Fifth Street
         Cincinnati, Ohio 45202-4726